Exhibit 99.1

W6316 Design Drive, Greenville, WI54942

P.O. Box 1579, Appleton, WI54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Fiscal 2015 First Quarter Results and Reaffirms Fiscal 2015 Full Year Guidance

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Company reiterates fiscal 2015 Adjusted EBITDA guidance of $48-$54 million; reaffirms revenue guidance, projecting fiscal 2015 growth of 1.5% - 4.5%

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Significant improvements in bookings in July and first part of fiscal 2015 second quarter as order patterns continue to shift to later in the summer

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Process Improvement Programs generating anticipated cost savings and efficiencies; Corporate SG&A increases in the fiscal 2015 first half not expected to recur throughout the year

GREENVILLE, Wis., September 4, 2014 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty” or “the Company”), a leading distributor of supplies, furniture and both supplemental and curriculum products to the education marketplace, today announced its fiscal 2015 first quarter results for the period ended July 26, 2014.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “Historically our big ordering spikes have occurred during the months of May, June and July. Increasingly, back-to-school order patterns have shifted to later in the summer.  As a result, we expect to realize a greater portion of expected sales in the coming months.  Our top-line projections for growth of 1.5-4.5% remain intact, as we continue to build momentum across various product lines such as our e-tail/retail channel business, which should drive additional growth in the second half of the year.”

Mr. Yorio continued, “The Process Improvement Programs underway are also yielding the desired cost savings and creating greater efficiencies and synergies within our Company.  During the first quarter, we incurred some additional transition-related expenses, most of which will not recur as we move forward.  We are looking at all aspects of our organization to lower costs further, while continuing to invest in our operations, infrastructure, product offering, and our people.  Given recent and expected market trends, and our outlook through the remainder of the year, we feel comfortable with both our top- and bottom-line guidance.  We are maintaining focus on serving our customers, while also setting the foundation for longer-term growth in both existing and new markets.  We still have a lot of work ahead of us to get where we want to be, and at the same time, we’ve come a long way over the past year.  We look forward to providing further updates on our progress and remain committed to driving stockholder value.”

First Quarter Financial Results

The Company views a year-over-year comparison of the first six months of the fiscal year to be a more meaningful analysis than year-over-year comparative results for quarterly periods on an individual basis.  This is due to the fact that the Company’s largest shipping weeks historically straddle the end of the first quarter and the beginning of the second quarter, and quarterly results can significantly fluctuate due to variations in the timing of shipments within this season primarily as a result of changes or delays in the finalization of state education budgets.

Non-GAAP combined results for the three months ended July 27, 2013 include results of operations for the Successor Company for the seven weeks ended July 27, 2013 and the Predecessor Company for the six weeks ended June 11, 2013.

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Revenues for the fiscal 2015 first quarter ended July 26, 2014 were $199.5 million, a decrease of 1.3% or $2.7 million as compared to $202.2 million reported for the combined three months ended July 27, 2013. Distribution segment revenues decreased by 3.9% or $6.7 million for the three months ended July 26, 2014 compared to the combined three months ended July 27, 2013.  However, excluding the Company’s student planner and agenda products, which declined by approximately $10 million as expected, other distribution product lines saw an overall increase.  Furniture product line revenues increased approximately $4 million and excluding the revenue decline in student planner and agenda product lines, supplies revenues were generally in line with the prior year period.  Curriculum segment revenues increased by 13.9% or $4.0 million for the three months ended July 26, 2014 compared to the combined three months ended July 27, 2013.  Approximately $3 million of this increase was related to the adoption of state science curriculum in the Texas market with other increases spread out across the Company’s Science Curriculum business.

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Gross profit margin for the three months ended July 26, 2014 was 39.4% as compared to 41.2% for the combined three months ended July 27, 2013.  Distribution segment gross margin was 37.1% as compared to 39.2% for the three months ended July 26, 2014 and the combined three months ended July 27, 2013, respectively.  The decline in Distribution segment gross margin was due primarily to product mix shift as agenda revenue historically has carried higher gross margins compared to other supplies and furniture product lines.  Curriculum segment gross margin was 51.1% as compared to 53.3% for the three months ended July 26, 2014 and the combined three months ended July 27, 2013, respectively.  The decline in Curriculum gross margin was primarily related to increased product development amortization of $1.2 million in the first quarter of fiscal 2015 which contributed to a decrease of 360 basis points of gross margin.  This was partially offset by the mix of higher margin curriculum products within the segment.

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Selling, general and administrative (SG&A) expenses for the three months ended July 26, 2014 were $61.9 million as compared to $63.3 million for the combined three months ended July 27, 2013, a decrease of $1.4 million or 2.2%.  SG&A attributable to the combined Distribution and Curriculum segments decreased by $3.9 million and Corporate SG&A increased by $2.5 million, when comparing the fiscal 2015 and combined fiscal 2014 first quarter periods.  The increase in Corporate SG&A is related to process improvement implementation costs such as consulting fees and warehouse implementation costs associated with transitioning the majority of fulfillment activities to the Company’s Mansfield, OH distribution center and are not expected to be ongoing costs throughout the year.

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In the first quarter of fiscal 2015, the Company recorded $0.1 million of restructuring charges related primarily to severance as compared to $2.6 million of bankruptcy related restructuring charges in the combined first quarter of fiscal 2014.  The prior year combined period included costs associated with warehouse closures, transportation costs resulting from bankruptcy related backorders and consulting fees.

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The Company reported operating income of $16.5 million for the three months ended July 26, 2014 as compared to operating income of $17.4 million for the combined three months ended July 27, 2013.

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Net income for the first quarter of fiscal 2015 was $11.0 million compared with net income of $93.0 million for the combined first quarter of fiscal 2014.  Net income for the combined comparable period last year included $83.5 million of reorganization gain, primarily related to cancellation of indebtedness associated with the emergence from bankruptcy.  Net income per share was $11.01 for the three months ended July 26, 2014 as compared to net income per share of $20.96 for the combined three months ended July 27, 2013.

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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $27.2 million in the fiscal 2015 first quarter as compared to $28.3 million in the combined fiscal 2014 first quarter.

Mr. Yorio continued, “Delivering for our customers during this peak season was our primary focus and we have made improvements, but we still have work to do.  We continue to invest in our infrastructure and will continue to do so as there are a number of areas we can strengthen to improve our time to market and to lower our costs.  As we noted last quarter, we are taking a closer look at our Sales, Marketing and Merchandising alignment this year and we are now in the process of putting together a comprehensive multi-year sales and operations strategy.  I am very proud of what we’ve accomplished over the past year and believe we have significant opportunities ahead to vastly improve our distribution network, open up new avenues for growth, and improve the customer experience.”

Financial Outlook

The Company today reaffirmed its prior guidance given its high order rates moving into the fiscal 2015 second quarter and its expectations for the remainder of the year.  The Company anticipates that revenues will be approximately $640-$660 million, representing growth between 1.5 and 4.5 percent and that Adjusted EBITDA for fiscal 2015 will be approximately $48-$54 million.  Capital expenditures are expected to be approximately $17-$19 million.

School Specialty intends to publish an accompanying presentation on its financial results shortly.  The Company will not be hosting a teleconference, but management will be available to address questions after the filing of this supplemental information. This information will also be available on our website, www.schoolspecialty.com, in the Investor Relations section.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial conditions, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook”, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 26, 2014, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact

Company Contact

Kevin Baehler

Glenn Wiener

Kevin.baehler@SchoolSpecialty.com

IR@SchoolSpecialty.com

Tel: 920-882-5882

Tel: 212-786-6011

- Tables to Follow –

SCHOOL SPECIALTY, INC.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Amounts)

Unaudited/Non-GAAP

	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended July 26, 2014	Seven Weeks Ended July 27, 2013	Six Weeks Ended June 11, 2013	Three Months Ended July 27, 2013

Revenues	$ 199,469	$ 143,499	$ 58,697	$ 202,196
Cost of revenues	120,903	83,741	35,079	118,820
Gross profit	78,566	59,758	23,618	83,376
Selling, general and administrative expenses	61,942	35,867	27,473	63,340
Restructuring charges	133	2,595	-	2,595
Operating income (loss)	16,491	21,296	(3,855)	17,441
Other expense:
Interest expense	5,275	2,821	3,235	6,056
Change in fair value of interest rate swap	(13)	-	-	-
Reorganization items, net	271	1,280	(84,799)	(83,519)
Income (loss) before provision for income taxes	10,958	17,195	77,709	94,904
Provision for (benefit from) income taxes.	(56)	252	1,641	1,893
Net income (loss)	$ 11,014	$ 16,943	$ 76,068	$ 93,011

Weighted average shares outstanding:
Basic	1,000	1,000	18,922	-
Diluted	1,000	1,000	18,922	-

Net Income per Share:
Basic	$ 11.01	$ 16.94	$ 4.02	$ 20.96
Diluted	$ 11.01	$ 16.94	$ 4.02	$ 20.96

Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring
and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ 11,014			$ 93,011
Provision for (benefit from) income taxes	(56)			1,893
Reorganization items, net	271			(83,519)
Restructuring costs	133			1,356
Restructuring-related costs incl in SG&A	2,542			1,239
Change in fair value of interest rate swap	(13)			-
Depreciation and amortization expense	4,369			5,849
Amortization of development costs	3,671			2,396
Net interest expense	5,275			6,056
Adjusted EBITDA	$ 27,206			$ 28,282

SCHOOL SPECIALTY, INC.

COMBINED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands Except Share and Per Share Data)

	July 26, 2014	April 26, 2014	July 27, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 9,281	$ 9,008	$ 9,787
Restricted cash	-	-	25,820
Accounts receivable, less allowance for doubtful accounts
of $984 and $926, respectively	135,842	62,631	138,879
Inventories, net	109,722	93,387	104,868
Deferred catalog costs	4,497	8,057	5,793
Prepaid expenses and other current assets	19,242	18,043	26,667
Refundable income taxes	7	-	5,334
Asset Held for Sale	2,200	2,200	-
Total current assets	280,791	193,326	317,148
Property, plant and equipment, net	38,557	39,045	46,309
Goodwill	21,588	21,588	23,661
Intangible assets, net	47,130	48,251	47,427
Development costs and other, net	34,132	36,646	38,042
Deferred taxes long-term	13	48	51
Investment in unconsolidated affiliate	715	715	715
Total assets	$ 422,926	$ 339,619	$ 473,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 72,475	$ 12,388	$ 62,229
Accounts payable	53,443	42,977	49,124
Accrued compensation	7,376	8,966	7,597
Deferred revenue	2,927	2,613	2,605
Accrued fee for early termination of long-term debt	-	-	25,582
Other accrued liabilities	16,672	14,460	34,467
Total current liabilities	152,892	81,404	181,604
Long-term debt less current maturities	156,331	153,987	152,932
Other liabilities	998	1,171	925
Total liabilities	310,221	236,562	335,461

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	119,391	120,955	120,955
Accumulated other comprehensive income (loss)	(216)	(414)	(7)
Retained earnings (accumulated deficit)	(6,471)	(17,485)	16,943
Total stockholders' equity (deficit)	112,705	103,057	137,892
Total liabilities and stockholders' equity	$ 422,926	$ 339,619	$ 473,353